                                                                    Exhibit 4(a)
================================================================================


                      ML LIFE INSURANCE COMPANY OF NEW YORK
   Home Office: 2 World Financial Center, 5th Floor, New York, NY 10281-6100
------------
IRA Annuity
  Draft
7-31-2002
-----------             Service Center: P. O. Box 44222
                        Jacksonville, Florida 32231-4222


ML LIFE INSURANCE COMPANY OF NEW YORK will make periodic annuity payments for the life of the Annuitant or as otherwise provided in this Contract. Payments will be made to the Owner starting on the Annuity Date.

This is a legal Contract between you and us. PLEASE READ THE CONTRACT CAREFULLY.

EXCEPT FOR FIXED ANNUITY PAYMENTS, THE VALUES OF THE SUBACCOUNTS ARE BASED ON THE VALUE OF THE SEPARATE ACCOUNT ASSETS WHICH ARE NOT GUARANTEED AS TO FIXED-DOLLAR AMOUNT AND WILL INCREASE OR DECREASE IN VALUE BASED UPON INVESTMENT RESULTS.

TEN DAY RIGHT TO REVIEW CONTRACT: You may cancel this Contract within ten days (sixty days in the case of a replacement) after you receive it. Simply return or mail it to us or your Financial Advisor. We will refund the greater of all your Premiums or the Contract Value as of the date we receive the returned contract.

--------------------------------------------------------------------------------
                               TABLE OF CONTENTS

SECTION                                                               PAGE
Definitions .......................................................... 2
Contract Schedule .....................................................3
1. General Provisions ............................................. ...4
2. Premiums ...........................................................6
3. The Separate Account ...............................................6
4. Charges and Deductions .............................................7
5. Transfers ..........................................................8
6. Withdrawals ........................................................8
7. Payment at Death ...................................................9
8. Annuity Provisions  ...............................................11
9. Annuity Options ...................................................11
10. Annuity Option Tables ............................................13
--------------------------------------------------------------------------------

    ML Life Insurance Company of New York is a stock life insurance company.


/s/ Nikos K. Kardassis                             /s/ Lori M. Salvo
      President                                       Secretary


                           Flexible Premium Deferred
                           Variable Annuity Contract
                                Nonparticipating


================================================================================
MLNY-VA-006                                                             SPECIMEN

================================================================================

                                  DEFINITIONS


1. ACCUMULATION UNIT: A unit of measure used to compute the value of your interest in a subaccount of the Separate Account prior to the Annuity Date.

2. ANNUITANT: Annuity payments may depend upon the continuation of a person's life or persons' lives. That person is called the Annuitant.

3.   ANNUITY DATE: The date on which annuity payments are scheduled to begin.

4. ATTAINED AGE: The age of a person on the Contract Date plus the number of full contract years since the Contract Date.

5. BENEFICIARY: The person(s) designated by you to receive payment upon the death of an Owner prior to the Annuity Date.

6. COMPANY: ML Life Insurance Company of New York. Also referred to as "we" or "us."

7.   CONTRACT ANNIVERSARY: The yearly anniversary of the Contract Date.

8. CONTRACT DATE: The effective date of the Contract as shown on the Contract Schedule. This is usually the business day we receive your initial premium at our Service Center.

9.   CONTRACT VALUE: The value of your interest in the Separate Account.

10. CONTRACT YEAR: The period from the Contract Date to the first Contract Anniversary, and thereafter, the period from one Contract Anniversary to the next Contract Anniversary.

11. DUE PROOF OF DEATH: A certified copy of the death certificate, Beneficiary Statement and any additional paperwork necessary to process a death claim.

12. FUND: An investment portfolio of an open-end management investment company or unit investment trust in which a subaccount invests.

13. INDIVIDUAL RETIREMENT ACCOUNT OR ANNUITY ("IRA"): A retirement arrangement meeting the requirements of Section 408 of the Internal Revenue Code.

14. NONQUALIFIED CONTRACT: A retirement arrangement plan other than a qualified plan described under Section 401, 403, 408, 408A, 457 or any similar provisions of the Internal Revenue Code.

15. OWNER: The person or persons entitled to exercise all rights under the Contract. In this Contract, "you" means Owner.

16.  PREMIUMS: The money you pay into this Contract.

17. SEPARATE ACCOUNT: This Contract is funded by a separate account of the Company. The separate account has multiple subaccounts which invest in shares or units of an underlying Fund. The separate account and the subaccounts currently available with this Contract are identified in the Contract Schedule.

18. SURRENDER VALUE: The amount payable upon surrender of the Contract. It is equal to the Contract Value less any Contingent Deferred Sales Charge and any other charges which are collected upon a full withdrawal.

                                     - 2 -
================================================================================
MLNY-VA-006                                                             SPECIMEN

================================================================================
                               CONTRACT SCHEDULE


ML LIFE INSURANCE COMPANY OF NEW YORK       Contract Number: [%999999999]
Home Office: New York, NY                   Contract Date:   [October 1, 2001]
Service Center:                             Issue Date:      [October 2, 2001]
[P.O. Box 44222]                            Financial Advisor:
[Jacksonville, FL 32231-4222]               [JOE BROKER]
[1-800-333-6524]

--------------------------------------------------------------------------------
OWNER INFORMATION                           ANNUITANT INFORMATION
--------------------------------------------------------------------------------
Name: [JOHN Q PUBLIC]                       Name: [JOHN Q PUBLIC]

Age: [65]                                   Age: [70] Sex: [M]

Address: [777 LUCKY STREET]                 Joint Annuitant: [JOAN Q PUBLIC]
         [ANYWHERE, USA 77777]              Age: [68] Sex: [F]

                                            Annuity Date: [January 1, 2020]

Maximum Owner Age: 89                       Maximum Annuitant Age: 89
                                            Maximum Annuitization Age: 90
Beneficiary: [SURVIVING SPOUSE]






--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CONTRACT INFORMATION
--------------------------------------------------------------------------------
CONTRACT TYPE:  FLEXIBLE PREMIUM INDIVIDUAL VARIABLE ANNUITY
MINIMUM ADDITIONAL PREMIUM: $50
SEPARATE ACCOUNT: The ML of New York Variable Annuity Separate Account D (The
    "Separate Account")
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
FEES AND CHARGES
--------------------------------------------------------------------------------
ASSET-BASED INSURANCE CHARGE: [1.30%]
TRANSFER CHARGE: We reserve the right to charge $25 for each transfer in excess of 12 transfers during a Contract Year.
CONTRACT FEE: $40 at the end of each Contract Year (and on full withdrawal) if the greater of premiums less withdrawals or Contract Value is less than $50,000.


                                     - 3A -

================================================================================
MLNY-VA-006-3                       SPECIMEN                       (New 10/2002)

================================================================================
                         CONTRACT SCHEDULE (Continued)

-------------------------------------------------------------------------------
CONTINGENT DEFERRED SALES CHARGE
--------------------------------------------------------------------------------
Applies to each withdrawn premium. Premiums are assumed to be withdrawn on a "first-in, first-out" (FIFO) basis.

      Years Elapsed                  Charge As a Percent of
  Since Premium Payment                Premium Withdrawn
  ---------------------                -----------------
     less than 1                             7%
         1                                   6%
         2                                   5%
         3                                   4%
         4                                   3%
         5                                   2%
         6                                   1%
         7+                                  0%

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
FUND ALLOCATIONS
--------------------------------------------------------------------------------
MAXIMUM NUMBER OF SUBACCOUNTS: [18]
INITIAL PREMIUM: [$25,000.00]. For the first 14 days following the Contract Date all premiums will be allocated to the ML Ready Asset Trust.

SUBACCOUNTS AND ALLOCATION AFTER 14 DAYS FOLLOWING THE CONTRACT DATE:

[100%] [AIM Constellation]             [100%] [MFS Core Growth]             [100%] [PIMCO Total Return]
[100%] [AIM Premier Equity]            [100%] [MFS Mid Cap Growth]          [100%] [Putnam Growth Income]
[100%] [Alliance Growth & Inc]         [100%] [MFS Research Intl]           [100%] [Putnam Intl Growth]
[100%] [Alliance Prem Growth]          [100%] [ML Basic Value]              [100%] [Putnam Voyager]
[100%] [Am Century Equity Inc]         [100%] [ML Bond Core Bond]           [100%] [Seligman Sm Cap Value]
[100%] [American Funds Bond]           [100%] [ML Fundamental Growth]       [100%] [Templeton Foreign]
[100%] [American Funds Growth]         [100%] [ML Global Allocation]        [100%] [Templeton Growth]
[100%] [American Funds Income]         [100%] [ML Ready Asset Trust]        [100%] [Van Kampen Aggrss Grow]
[100%] [Amer Funds Invst Co]           [100%] [ML SP 500 Index]             [100%] [Van Kampen Comstock]
[100%] [Davis NY Venture]              [100%] [ML Small Cap Value]          [100%] [Van Kampen Equity Inc]
[100%] [Delaware Trend]                [100%] [ML US Govt. Mortgage]        [100%] [Fund Name]
[100%] [Fidelity Adv Equity Gro]       [100%] [Oppenheimer Global]          [100%] [Fund Name]
[100%] [Fidelity Adv Mid Cap Gro]      [100%] [Oppen Main St. Grow Inc]
[100%] [Fidelity Adv Overseas]         [100%] [Oppen Quest Oppty]
[100%] [Lord Abbett Bond Debntr]       [100%] [PIMCO Renaissance]
[100%] [Lord Abbett Mid Cap Val]       [100%] [PIMCO Small Cap Value]

                                                                             100% TOTAL

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
WITHDRAWALS
--------------------------------------------------------------------------------
MINIMUM WITHDRAWAL AMOUNT: $100
MINIMUM REMAINING CONTRACT VALUE AFTER WITHDRAWAL: $5,000
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
TRANSFERS
--------------------------------------------------------------------------------
MINIMUM TRANSFER AMOUNT: $100
MAXIMUM NUMBER OF TRANSFERS WITHOUT TRANSFER CHARGE: 12 per Contract Year
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
GUARANTEED MINIMUM DEATH BENEFIT
--------------------------------------------------------------------------------
[Maximum Anniversary Value - OR - Return of Premium]
--------------------------------------------------------------------------------



                                     - 3B -
================================================================================
MLNY-VA-006-3                       SPECIMEN                      (New, 10/2002)

===============================================================================

--------------------------------------------------------------------------------
GUARANTEED MINIMUM INCOME BENEFIT (GMIB) RIDER (GOLD(SM) BENEFIT RIDER)
--------------------------------------------------------------------------------

MAXIMUM AGE FOR GMIB RIDER: 75

FIRST EXERCISE ANNIVERSARY DATE: [October 1, 2011]
                      The 10th Contract Anniversary.

LAST EXERCISE ANNIVERSARY DATE:  [October 1, 2021]
                      The Contract Anniversary on or following the older Annuitant's 85th birthday.

LAST EXERCISE DATE:              [October 31, 2021]
                      The 30th day following the Last Exercise Anniversary Date.

EXERCISE PERIOD:      You may exercise GMIB on or during the 30-day period
                      following each Contract Anniversary beginning with the First Exercise Anniversary Date and ending with the Last
                      Exercise Anniversary Date.

ANNUITY OPTIONS AVAILABLE ON EXERCISE OF GMIB:
                      Life Annuity
                      Joint and Survivor Life Annuity
                      Life Annuity with Payments Guaranteed for 10 Years
                      Joint and Survivor Life Annuity with Payments Guaranteed for 10 Years

BENEFIT BASE RATE:               5.0%

BENEFIT BASE LIMITATION DATE:    [October 1, 2016]

                      The Contract Anniversary on or following the older Annuitant's 80th birthday.

GMIB FEE PERCENTAGE:             0.40% annually

GMIB FEE:             Deducted from the Contract Value on the last business day
                      of each calendar quarter and upon termination of the GMIB
                      Rider. The amount deducted will be the sum of the GMIB
                      Fees for each month during that calendar quarter. Each monthly GMIB Fee is determined on the last business day of each month and upon termination of the GMIB Rider as follows:

                      (i) determine the GMIB Benefit Base on that date;
                      (ii) multiply this amount by the GMIB Fee Percentage;
                      (iii) divide by 12

                      The GMIB Fee will be reduced proportionally for any month in which the GMIB Rider:

                      (a) terminates prior to the last business day of that month; or

                      (b) was not in effect as of the last business day of the prior month.


                      This fee is withdrawn from each subaccount in the same proportion that the value of each subaccount bears to the Contract Value on the date the fee is withdrawn.

PREMIUM LIMITATION:   The sum of premiums paid under all contracts with a GMIB
                      Rider having the same oldest Annuitant may not exceed
                      $2,000,000 without prior approval.]



                                     - 3C -

================================================================================
MLNY-VA-006-3                      SPECIMEN                      (New, 10/2002)

================================================================================

                              1. GENERAL PROVISIONS

1.1 BENEFICIARY: The Beneficiary is shown in the Contract Schedule. You may change the beneficiary while you are alive.

     You may name a beneficiary irrevocably. If you do so, you can later change the beneficiary only with the beneficiary's written consent.

     If a beneficiary does not survive you, the estate or heirs of such beneficiary have no rights under this Contract. However, if a beneficiary survives you but dies before the Contract Value is distributed, the estate or heirs of such beneficiary are entitled to the death benefit that would otherwise have been paid to such beneficiary. If no beneficiary survives you, payment of the death benefit will be made to your estate.

1.2 OWNERSHIP OF CONTRACT: Unless another Owner is named by the purchaser, the purchaser is the Owner. Upon notice to us you may assign the Contract to a new Owner. The assignment terminates all prior beneficiary designations. When the Contract is issued or the Owner is changed, the age of the Owner (or older co-owner or Annuitant, if applicable) must be less than the Maximum Owner Age shown in the Contract Schedule.

     Only spouses may be co-owners. The beneficiary of co-owner spouses must be the surviving spouse. Ownership rights must be exercised by the co-owners jointly. Co-owners are deemed to be joint tenants with right of survivorship unless they indicate otherwise.

1.3 ANNUITANT: When an annuity option is elected, the amount payable as of the Annuity Date is based on the age and sex of the Annuitant, the Annuity Option selected, and the Contract Value.

     The Annuitant may be changed at any time prior to the Annuity Date. A change of Annuitant by a non-natural owner will be treated as the death of an Owner. When the Contract is issued or a new Annuitant is named, the age of the Annuitant (or the older joint annuitant, if applicable) must be less than the Maximum Annuitant Age shown in the Contract Schedule.

1.4 NOTICES, CHANGES AND CHOICES: To be effective, all notices, changes and choices you may make under this Contract must be in writing, signed and received by us at our Service Center. If acceptable to us, notices, changes, and choices relating to beneficiaries, ownership, Annuitants, and Annuity Date will take effect as of the date signed unless we have already acted in reliance on the prior status. We are not responsible for their validity.

1.5 RESTRICTIONS ON IRAs: If this Contract is issued as or as part of an IRA or 403(b) Contract, it may not be assigned, pledged, or transferred unless permitted by law.

1.6 MISSTATEMENT OF AGE OR SEX: If the age of the Owner (or co-owner, if applicable) is misstated, any death benefit payable under this Contract will be adjusted to reflect the correct age.

     If the age or sex of the Annuitant (or joint annuitant, if applicable) is misstated, annuity payments will be adjusted to reflect the correct age(s) and sex(es). Any amount we have overpaid as the result of such misstatement will be deducted from the next payments made by us under this Contract. Interest on the overpayment will be charged at the rate of 6% per year. Any amount we have underpaid will be paid in full with the next payment made by us under this Contract. We will pay interest on the underpayment at the rate of 6% per year.

1.7 PROOF OF AGE, SEX, OR SURVIVAL: We may require satisfactory proof of age, sex, or survival of any person on whose continued life any payment under this Contract depends.

1.8  INCONTESTABILITY: We will not contest this Contract.

                                     - 4 -

================================================================================
MLNY-VA-006                                                             SPECIMEN

================================================================================

1.9 THE CONTRACT: This Contract, any applications, and any endorsements or riders are the entire Contract. It is issued in consideration of the payment of the Initial Premium.

       Only our President, a Vice President, Secretary, or Assistant Secretary may change the Contract. Any change must be in writing.

       At any time we may make such changes in this Contract as required to make it conform with any law, regulation, or ruling issued by a government agency.

1.10 NONPARTICIPATING: This Contract is nonparticipating. It does not share in our surplus.

1.11   DATES: Contract years and anniversaries are measured from the Contract
       Date.

1.12 CONTRACT PAYMENTS: All sums payable to or by us are payable at our Service Center. We may require return of this Contract prior to making payment. Paid-up annuity benefits, Contract withdrawal values and death benefits will not be less than the minimum required by the laws of the state in which the Contract is delivered.

1.13 PROTECTION OF PROCEEDS: Payments under this Contract may not be assigned by the payee prior to their due dates. To the extent allowed by law, payments are not subject to legal process for debts of a payee.

1.14 PERIODIC REPORTS: At least once a year prior to the Annuity Date we will furnish you with a report for your Contract. It will show the current number of Accumulation Units, the value per Accumulation Unit and the Contract Value.

1.15 PAYMENTS UNDER THE CONTRACT: Payment generally will be made within seven days of our receipt of a completed request, but we may defer payment if:

       (a)  the New York Stock Exchange is closed;

       (b)  trading on the New York Stock Exchange is restricted;

       (c) an emergency exists such that it is not reasonably practical to dispose of securities in the Separate Account or to determine the value of its assets;

       (d) the Securities and Exchange Commission by order so permits for the protection of security holders; or

       (e) payment is derived from a check used to pay a Premium which has not cleared through the banking system. Conditions (b), (c) and (d) will be decided by or in accordance with rules of the Securities and Exchange Commission. Transfers also may be deferred upon the occurrence of any of the events described above. We reserve the right, at our option, to defer any payments in accordance with the deferment provisions of the Investment Company Act of 1940, as amended. We will add interest at the annual rate of 3% from the date of our receipt of a completed request to the date of payment if such payment is not made within 10 days following receipt of the completed request.

1.16 TAX QUALIFICATION: This Contract is intended to qualify as an annuity contract for federal income tax purposes. To that end, the provisions of this Contract are to be interpreted to ensure or maintain such tax qualification, notwithstanding any other provision to the contrary. Distributions under this Contract shall be made in a time and manner necessary to maintain such qualification under the applicable provisions of the Internal Revenue Code including, in the case of an Owner who is a non-natural person, the requirement to distribute the entire interest in the Contract upon any change of the Annuitant. For this purpose, the entire interest in the Contract is the Contract Value less any applicable charges. We reserve the right to amend this Contract to reflect any clarifications that may be needed or are appropriate to maintain such qualification or to conform this Contract to any applicable changes in the tax qualification requirements.


                                     - 5 -
================================================================================
MLNY-VA-006                                                             SPECIMEN

================================================================================

                                   2. PREMIUMS


2.1 ADDITIONAL PREMIUMS: The Minimum Additional Premium is shown on the Contract Schedule. Premiums may be paid at any time prior to the Annuity Date without prior notice to us. We will restrict your right to make additional premium payments as required by law.

       You may choose to have additional premiums paid systematically from your Merrill Lynch brokerage account. You may change the premium amount, premium allocation, or cancel this feature upon written notice to us.

2.2 PREMIUM ALLOCATION: Your Premiums will be allocated to the subaccounts of the Separate Account, as shown in the Contract Schedule. If you do not give us allocation instructions with subsequent Premiums, we will allocate those Premiums according to the allocation instructions last received from you.


                            3. THE SEPARATE ACCOUNT

3.1 THE SEPARATE ACCOUNT: The Separate Account is identified in the Contract Schedule. It is a separate investment account of ML Life Insurance Company of New York. With respect to the Separate Account, income, gains, and losses, whether or not realized, from assets allocated to the Separate Account are credited to or charged against the Separate Account without regard to other income, gains, or losses of the Company. Assets allocated to the Separate Account remain our property but are separate from our general account and any other separate accounts we may have. Separate Account assets, to the extent equal to the Separate Account's reserves and other liabilities, may not be charged with liabilities from any other business we conduct. We reserve the right to transfer any excess to our general account.

3.2 SUBACCOUNTS: Current subaccounts are shown in the Contract Schedule. We reserve the right to limit the number of subaccounts in which you may invest to the number shown in the Contract Schedule.

3.3 CHANGES TO THE SEPARATE ACCOUNT: We may make additional subaccounts available. We reserve the right, subject to obtaining any necessary regulatory approvals, to close or eliminate subaccounts; to substitute a new portfolio for the portfolio in which a subaccount invests; to deregister the Separate Account under the Investment Company Act of 1940 (the "1940 Act"); to make any changes required by the 1940 Act; to operate the Separate Account as a unit investment trust, a managed investment company under the 1940 Act or any other form permitted by law; to transfer all or a portion of the assets of a subaccount or Separate Account to another subaccount or Separate Account pursuant to a combination or otherwise; and to create a new Separate Account.

3.4 NUMBER OF ACCUMULATION UNITS: For each subaccount the number of your Accumulation Units is the sum of:

              Each Premium or transfer allocated to the subaccount

                     Divided by

              The value of an Accumulation Unit for that subaccount for the valuation period in which we received the Premium or processed the transfer.

       The number of Accumulation Units will be adjusted for transfers from each subaccount, withdrawals and charges. Adjustments will be made as of the valuation period in which the transaction is effective.


                                     - 6 -
================================================================================
MLNY-VA-006                                                             SPECIMEN

================================================================================

3.5 VALUE OF EACH ACCUMULATION UNIT: For each subaccount, the value of an Accumulation Unit was arbitrarily set at $10 when the subaccount was established. The value may increase or decrease from one valuation period to the next. For any valuation period the value is:

              The value of an Accumulation Unit for the last prior valuation period

                    Multiplied by

              The Net Investment Factor for that subaccount for the current valuation period.

3.6 NET INVESTMENT FACTOR: This is an index used to measure the investment performance of a subaccount from one valuation period to the next. For any subaccount, we determine the Net Investment Factor by dividing the value of the assets of the subaccount for that valuation period by the value of the assets of the subaccount for the preceding valuation period. We subtract from that result the daily equivalent of the asset-based insurance charge for the valuation period. We also take reinvestment of dividends and capital gains into account when we determine the Net Investment Factor.

       We may adjust the Net Investment Factor to make provision for any change in tax law that requires us to pay tax on earnings in the Separate Account and any charge that may be assessed against the Separate Account for assessments or federal premium taxes or federal, state or local excise, profits or income taxes measured by or attributable to the receipt of Premiums.

3.7 VALUATION PERIOD: This is the interval from one determination of the net asset value of a subaccount to the next. Net asset values are determined as of the close of regular trading on each day the New York Stock Exchange is open.


                           4. CHARGES AND DEDUCTIONS

4.1 CONTRACT FEE: A Contract Fee may be deducted from the Contract Value on or prior to the Annuity Date. The amount of this fee and circumstances under which it will be imposed are shown in the Contract Schedule.

4.2 ASSET-BASED INSURANCE CHARGE: The asset-based insurance charge is made to compensate us for our expenses for administration of the Separate Account, for issue and administration of the Contract, for providing a guaranteed minimum death benefit, and our risks. The maximum charge equals, on an annual basis, the percentage shown in the Contract Schedule. This charge is deducted daily from the net asset value of the subaccounts.

4.3 CONTINGENT DEFERRED SALES CHARGE: A Contingent Deferred Sales Charge may be deducted on withdrawals prior to the Annuity Date. The amount of this charge and how it is calculated are shown in the Contract Schedule.

4.4 TAXES, FEES AND ASSESSMENTS: Any charges made by us attributable to premium taxes imposed by a state or other government will be deducted at the Annuity Date, except in those jurisdictions that do not allow us to reduce our current taxable premium income by the amount of any withdrawal or death benefit. In those jurisdictions, we will also deduct a charge for those taxes on any withdrawal or death benefit paid under the Contract. We may also deduct a charge for assessments or federal premium taxes or federal, state, or local excise, profits, or income taxes measured by or attributable to the receipt of Premiums. We also reserve the right to deduct from the Separate Account any taxes imposed on the Separate Account.

                                     - 7 -
================================================================================
MLNY-VA-006                                                             SPECIMEN

================================================================================

4.5 PAYMENT OF DEDUCTIONS: The asset-based insurance charge will be computed and deducted from each subaccount for each day the Contract is in force. The Transfer Charge described in Section 5.1 will be deducted pro rata from the subaccounts from which Contract Value is being transferred. Other applicable charges will be deducted from each subaccount of the Separate Account in the ratio of your interest in each subaccount to your Contract Value. However, if you request a partial withdrawal from specific subaccounts, any Contingent Deferred Sales Charge attributable to such withdrawal will also be deducted from those subaccounts in the same proportion as the withdrawal.



                                  5. TRANSFERS

5.1 TRANSFERS AMONG SUBACCOUNTS: You may transfer all or part of your Contract Value among the subaccounts. Your request will be processed as of the end of the valuation period during which your request is received in good order. The number of transfers allowed each contract year without charge is shown in the Contract Schedule. We reserve the right to charge for each additional transfer as shown in the Contract Schedule. The minimum amount which may be transferred from any subaccount in any transaction is shown in the Contract Schedule.

       An excessive number of transfers, including short-term "market timing" transfers, may adversely affect the performance of the underlying portfolio in which a subaccount invests. If, in our sole opinion, a pattern of an excessive number of transfers develops for a Contract, we reserve the right not to process a transfer request. We also reserve the right not to process a transfer request when the sale or purchase of shares or units of an underlying portfolio is not reasonably practicable due to actions taken or limitations imposed by the underlying fund.

5.2 DOLLAR COST AVERAGING PROGRAM: You may transfer all or part of your Contract Value in a designated subaccount to one or more other subaccounts pursuant to the Dollar Cost Averaging Program (DCA Program). We will transfer a specified amount each month from the subaccount that you designate and allocate it in accordance with your instructions to the subaccount(s) that you select. To elect the DCA Program you need to have a minimum amount in the designated subaccount equal to the amount to be transferred each month multiplied by the number of monthly transfers.

5.3 ASSET ALLOCATION PROGRAM: You may choose to have your premiums and Contract Value allocated among the subaccounts in accordance with an Asset Allocation Model you select based on your investment goals and risk tolerance. Each model identifies specific subaccounts and the percentage of premium or Contract Value which should be allocated to each of these subaccounts. At the end of each calendar quarter we will automatically reallocate your Contract Value to maintain the subaccounts and percentages then in effect for your selected model.

5.4 REBALANCING PROGRAM: You may choose the Rebalancing Program where you select the percentage of premium and Contract Value to be allocated to subaccounts you select based on your investment goals and risk tolerance. We will allocate your premiums or Contract Value to these subaccounts in accordance with the percentages you select. At the end of each selected period we will automatically reallocate your Contract Value to maintain the particular percentage allocation among the subaccounts you have selected.


                                 6. WITHDRAWALS

6.1 WITHDRAWALS: You may withdraw all or part of your Contract Value. Your request will be processed as of the end of the valuation period during which your request is received in good order. A Contingent Deferred Sales Charge may apply to partial or full withdrawals (see Section 4.3). Notice must be received by us prior to the Annuity Date. The minimum amount of each withdrawal, and the Contract Value that must remain after a withdrawal, are shown in the Contract Schedule. For a full withdrawal, upon surrender of this Contract to our Service Center, we will pay you the Surrender Value.

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MLNY-VA-006                                                             SPECIMEN

================================================================================

6.2 SYSTEMATIC WITHDRAWAL PROGRAM: You may have automatic withdrawals of a specified dollar amount made periodically. We will make these withdrawals from the subaccounts in the same proportion as the value of each subaccount bears to the Contract Value. These systematic withdrawals are in addition to the withdrawals permitted annually under the Contract. The minimum amount of each withdrawal and the remaining Contract Value after a withdrawal is shown in the Contract Schedule. The Systematic Withdrawal Program cannot extend beyond the Annuity Date.

6.3 PAYMENT OF WITHDRAWALS: Unless you notify us otherwise, partial withdrawals will be deducted from each subaccount in the ratio of your Contract Value in each subaccount to the Contract Value. If you take a full withdrawal, you may receive the Contract Value in a lump sum or apply it under an annuity option described in Section 9. Withdrawals will be based on values for the valuation period in which the notice (and Contract if required) is received at our Service Center.

6.4 EFFECT OF WITHDRAWALS ON DEATH BENEFIT: Withdrawals will reduce on a proportional basis the amount payable to a beneficiary if an Owner dies prior to the Annuity Date. See Section 7.1.1.


                              7. PAYMENT AT DEATH

                               7.1 DEATH OF OWNER
                 (including an Annuitant who is also an Owner)


7.1.1 DEATH PRIOR TO ANNUITY DATE: If an Owner dies prior to the Annuity Date (or if there are co-owners, upon the death of the first co-owner), we will pay the Beneficiary the death benefit specified below in a lump sum or, if requested, under an Annuity Option under Section 7.1.4. If the Owner is a non-natural person, then the Annuitant, rather than the Owner will be used to determine the death benefit. The death benefit is determined as of the date we receive Due Proof of Death of the Owner at our Service Center.

       (a) If the Owner is under age 80 on the Contract Date, the death benefit is the greatest of:

           (i) the Premiums paid into the Contract less "adjusted" withdrawals from the Contract;

           (ii)  the Contract Value; or

           (iii) the Maximum Anniversary Value.

           Each "adjusted" withdrawal equals the amount withdrawn multiplied by the greater of (i) and (iii) divided by (ii) (all of which are determined immediately prior to the withdrawal).

       (b) If the Owner is age 80 or over on the Contract Date, the death benefit is the greater of:

           (i) the Premiums paid into the Contract less "adjusted" withdrawals from the Contract; or

           (ii)  the Contract Value.

           Each "adjusted" withdrawal equals the amount withdrawn multiplied by
           (i) divided by (ii) (both determined immediately prior to the withdrawal).


       If we have not received the Beneficiary's instructions for making payment within 60 days following our receipt of the Owner's certified death certificate, Due Proof of Death will be deemed to have been received by us on the 60th day, and payment will be made in a lump sum.

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MLNY-VA-006                                                             SPECIMEN

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        The following is an explanation and example of the effect of a withdrawal on the death benefit. For purposes of this example (b)(i) of this section and the greater of (a)(i) and (a)(iii) of this section are referred to as the Guaranteed Minimum Death Benefit (GMDB).

        The adjustment to a withdrawal causes the GMDB to be reduced in the same proportion that the withdrawal reduces the Contract Value. For example:
        Assume that the GMDB and Contract Value immediately prior to a withdrawal are $100,000 and $50,000, respectively. If a $10,000 withdrawal is taken from the Contract, the "adjusted" withdrawal would equal the amount withdrawn, multiplied by the GMDB divided by the Contract Value ($10,000 x $100,000 / $50,000 = $20,000). Since a $10,000
        withdrawal reduces the Contract Value by 20% ($10,000 / $50,000), the GMDB is also reduced by 20% or $20,000 (20% x $100,000).

7.1.2 MAXIMUM ANNIVERSARY VALUE: The Maximum Anniversary Value is equal to the greatest anniversary value for the Contract. An anniversary value is equal to the Contract Value on a Contract Anniversary increased by premium payments and decreased by "adjusted" withdrawals, as defined in
        Section 7.1.1(a), since that anniversary.

        To determine the Maximum Anniversary Value, we will calculate an anniversary value for each Contract Anniversary through the earlier of your attained age 80 or the anniversary on or prior to your date of death. If the Contract has co-owners, we will calculate the anniversary value through the earlier of the older Owner's attained age 80 or the anniversary on or prior to any Owner's date of death if a death benefit is payable.

        We will calculate the Maximum Anniversary Value based on your age (or the age of the older Owner, if the Contract has co-owners) on the Contract Date. Subsequent changes in Owner will not increase the period of time used to determine the Maximum Anniversary Value. If a new Owner has not reached attained age 80 and is older than the Owner whose age is being used to determine the Maximum Anniversary Value at the time of the ownership change, the period of time used in the calculation of the Maximum Anniversary Value will be based on the age of the new Owner at the time of the ownership change. If at the time of an ownership change the new Owner is attained age 80 or over, we will use the Maximum Anniversary Value as of the anniversary on or prior to the ownership change, increased by premium payments and decreased by "adjusted" withdrawals, as defined in Section 7.1.1(a), since that anniversary.

7.1.3 CONTRACT CONTINUATION OPTION: If an Owner dies prior to the Annuity Date and the Beneficiary is the surviving spouse of the deceased Owner, such spouse may choose to continue this Contract. The spouse shall become the "new" Owner and the Beneficiary until a new Beneficiary is named. If the death benefit which would have been paid to the surviving spouse is greater than the Contract Value as of the date we determine the death benefit, we will increase the Contract Value of the continued Contract to equal the death benefit we would have paid to the surviving spouse. The amount of the increase will be allocated to each subaccount based upon the ratio of your interest in each subaccount to the Contract Value immediately prior to the increase. If the surviving co-owner is not the surviving spouse of the deceased Owner, the Contract may not be continued under this provision.

7.1.4 ANNUITY OPTION: If an Owner dies prior to the Annuity Date and the surviving spouse of the deceased Owner is the Beneficiary, he or she may choose to receive payments under any of the Annuity Options of this Contract. For any other beneficiary, only those options are available that provide for full payment of such Owner's interest in the Contract:

        (a) within five years of the date of such Owner's death;

        (b) over the lifetime of such beneficiary of this Contract; or

        (c) over a period that does not exceed the life expectancy, as defined by Internal Revenue Service regulations, of such beneficiary of this Contract.

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MLNY-VA-006                                                             SPECIMEN

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        Subparagraphs (b) and (c) apply only to individuals, and such payments must start within one year of the date of such Owner's death. For IRAs, any annuity option chosen must meet the requirements of the Internal Revenue Code.

7.1.5   DEATH AFTER ANNUITY DATE: See Section 9.9.


                   7.2 DEATH OF ANNUITANT WHO IS NOT AN OWNER

7.2.1 If the Annuitant dies prior to the Annuity Date and the Annuitant is not an Owner, the Owner, provided the Owner is a natural person, may designate a new Annuitant. If one is not designated, the Owner will become the Annuitant. If the Owner is a non-natural person, the death of the Annuitant shall be treated as the death of an Owner.


                             8. ANNUITY PROVISIONS

8.1 ANNUITY DATE: The Annuity Date may be no earlier than the first Contract Anniversary nor any later than the date the Annuitant would reach the Maximum Annuitization Age shown in the Contract Schedule. If you have not chosen an Annuity Date, it will be the date the Annuitant would reach the Maximum Annuitization Age shown in the Contract Schedule. For an IRA, if you have not chosen an Annuity Date, it will be the date the Annuitant reaches age 70 1/2. You may change the Annuity Date prior to the Annuity Date.

8.2 AMOUNT OF ANNUITY PAYMENTS: The Contract Value will be transferred to our general account and applied to the Annuity Option you select, at our then current annuity payout rates, which will be furnished on request. The annuity payout rates will assume interest of not less than 3%. They will not be less favorable than those shown in the annuity tables in this Contract. The tables show the minimum guaranteed amount of each monthly payment for each $1,000 so applied, according to the sex and age at the Annuity Date of the Annuitant. The tables are based on the 1983 Table "a" for Individual Annuity Valuation, projected forward to 2000 with interest at 3%. The amount of your annuity payments will not be less than those that would be provided by application of the Contract Value to purchase a single premium immediate annuity contract then offered by us for the same annuity plan.

8.3     ANNUITY OPTIONS: If you have not chosen an Annuity Option described in
        Section 9, Option 4 will apply with a 10-year guarantee period. You may change options prior to the Annuity Date. An option not set forth in the Contract may be chosen if acceptable to us.

8.4 MINIMUM ANNUITY PAYMENT: If the Contract Value to be applied at the Annuity Date is less than $2,000, we may pay such amount in a lump sum. If any payment would be less than $20 per month, we may change the frequency so payments are at least $20 each.


                               9. ANNUITY OPTIONS

9.1 OPTION 1 - PAYMENTS OF A FIXED AMOUNT: Equal payments in the amount chosen will be made until the amount of your Contract Value transferred to our general account adjusted for interest credited of at least 3% is exhausted. The term over which such payments are made must be at least five years.

9.2 OPTION 2 - PAYMENTS FOR A FIXED PERIOD: Payments will be made for the period chosen. The period must be at least 5 years.

9.3 OPTION 3 - LIFE ANNUITY: Payments will be made for the life of the Annuitant. Payments will cease with the last payment due prior to the Annuitant's death.

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MLNY-VA-006                                                             SPECIMEN

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9.4     OPTION 4 - LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 5, 10, 15 OR 20
        YEARS: Payments will be made for the guaranteed period chosen (5, 10, 15 or 20 years) and as long thereafter as the Annuitant lives.

9.5     OPTION 5 - LIFE ANNUITY WITH GUARANTEED RETURN OF CONTRACT VALUE:
        Payments will be made until the sum of the annuity payments equals the amount of your Contract Value transferred to our general account at the Annuity Date, and as long thereafter as the Annuitant lives.

9.6 OPTION 6 - JOINT AND SURVIVOR LIFE ANNUITY: Payments will be made during the lifetimes of the Annuitant and a designated second person. The amount of such payments will not change by reason of the first death of a joint Annuitant.

9.7 OPTION 7 - JOINT AND SURVIVOR LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 5, 10, 15 OR 20 YEARS: Payments will be made for the guaranteed period chosen (5, 10, 15 or 20 years) and as long thereafter as either of the joint Annuitants lives.

9.8 OPTION 8 - IRA: This option is available only for IRAs. Annuity payments may be based on (a) the life expectancy of the Annuitant, (b) the joint life expectancy of the Annuitant and his or her spouse, or (c) the life expectancy of the surviving spouse if the Annuitant dies before the Annuity Date. Payments will be made annually. Each annual payment will be equal to the remaining value on that January 1, divided by the applicable current life expectancy, as defined by Internal Revenue Service regulations. Each subsequent payment will be made on the anniversary of the Annuity Date. Interest will be credited at our current rate for this option. On the death of the measuring life or lives prior to full distribution of the remaining value, the remaining value will be paid to the Beneficiary in a lump sum.

9.9 DEATH OF ANNUITANT: On the death of an Annuitant who is not an Owner while guaranteed amounts remain unpaid under options 1, 2, 4, 5 or 7, the Owner may choose either: (a) to have payments continue for the amount or period guaranteed; or (b) to receive the present value of the remaining guaranteed payments in a lump sum. If an Owner who is also the Annuitant dies while guaranteed amounts remain unpaid, the remaining guaranteed payments shall continue to be paid to the beneficiary or the present value of such payments may be paid in a lump sum to the Beneficiary, if the Beneficiary so elects. Present values will be computed at the interest rate that was used to compute the amount of the initial annuity payment.

9.10 PAYMENT: Except for Option 8, monthly payments will be made beginning on the Annuity Date, but prior to the Annuity Date you may choose a less frequent payment interval. The amount of each payment on an annual, semiannual, or quarterly basis will not be less than the monthly payment computed from the annuity tables in this Contract multiplied by the appropriate factor.

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MLNY-VA-006                                                             SPECIMEN

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                           10. ANNUITY OPTION TABLES


  The following tables are based on the 1983 Table "a" projected forward to 2000 for Individual Annuity Valuation with interest at 3%.

MINIMUM GUARANTEED MONTHLY ANNUITY PAYMENT FOR EACH $1,000 APPLIED UNDER OPTION


                     OPTION 2 (PAYMENTS FOR A FIXED PERIOD)

 YEARS    EACH     YEARS    EACH      YEARS    EACH    YEARS    EACH
PAYABLE  PAYMENT  PAYABLE  PAYMENT   PAYABLE  PAYMENT PAYABLE  PAYMENT
------------------------------------------------------------------------
  5       17.91      9     10.53       13      7.71     17      6.23
  6       15.14     10      9.61       14      7.26     18      5.96
  7       13.16     11      8.86       15      6.87     19      5.73
  8       11.68     12      8.24       16      6.53     20      5.51
------------------------------------------------------------------------

OPTION 3 (LIFE ANNUITY), OPTION 4 (LIFE ANNUITY WITH 10 OR 20 YEARS GUARANTEED)
               AND OPTION 5 (RETURN OF CONTRACT VALUE GUARANTEED)

-----------------------------------------------------------------------------------------------------------------------------------
 *ADJUSTED    LIFE      10 YEARS     20 YEARS      RETURN OF       *ADJUSTED     LIFE      10 YEARS     20 YEARS      RETURN OF
  MALE AGE   ANNUITY   GUARANTEED   GUARANTEED   CONTRACT VALUE    FEMALE AGE   ANNUITY   GUARANTEED   GUARANTEED   CONTRACT VALUE
-----------------------------------------------------------------------------------------------------------------------------------
    56        4.42        4.37         4.20          4.21             56         4.12        4.10         4.01           4.00
    57        4.51        4.45         4.27          4.28             57         4.20        4.17         4.07           4.06
    58        4.60        4.54         4.33          4.35             58         4.28        4.25         4.13           4.13
    59        4.70        4.63         4.39          4.43             59         4.36        4.33         4.19           4.20
    60        4.80        4.73         4.46          4.51             60         4.45        4.41         4.26           4.27

    61        4.92        4.83         4.52          4.60             61         4.55        4.50         4.33           4.35
    62        5.04        4.93         4.59          4.68             62         4.65        4.59         4.40           4.43
    63        5.17        5.05         4.65          4.78             63         4.76        4.69         4.47           4.52
    64        5.30        5.16         4.72          4.88             64         4.87        4.80         4.54           4.61
    65        5.45        5.29         4.78          4.98             65         5.00        4.91         4.61           4.70

    66        5.61        5.42         4.85          5.09             66         5.13        5.03         4.68           4.80
    67        5.77        5.55         4.91          5.20             67         5.27        5.15         4.76           4.91
    68        5.95        5.69         4.97          5.32             68         5.42        5.29         4.83           5.02
    69        6.14        5.84         5.03          5.45             69         5.58        5.42         4.90           5.14
    70        6.34        5.99         5.08          5.58             70         5.75        5.57         4.97           5.27

    71        6.55        6.14         5.13          5.72             71         5.94        5.73         5.03           5.40
    72        6.78        6.30         5.18          5.86             72         6.14        5.89         5.09           5.54
    73        7.02        6.46         5.23          6.02             73         6.36        6.06         5.15           5.69
    74        7.28        6.63         5.27          6.18             74         6.60        6.23         5.21           5.85
    75        7.55        6.80         5.31          6.34             75         6.86        6.42         5.25           6.02

    76        7.84        6.97         5.34          6.52             76         7.13        6.61         5.30           6.20
    77        8.16        7.15         5.37          6.71             77         7.43        6.80         5.34           6.39
    78        8.49        7.32         5.40          6.90             78         7.75        7.00         5.37           6.59
    79        8.85        7.50         5.42          7.11             79         8.10        7.20         5.40           6.80
    80        9.24        7.67         5.44          7.32             80         8.47        7.40         5.43           7.02

    81        9.65        7.84         5.46          7.55             81         8.87        7.60         5.45           7.26
    82        10.09       8.01         5.47          7.79             82         9.31        7.79         5.47           7.51
    83        10.55       8.17         5.49          8.04             83         9.79        7.99         5.48           7.77
    84        11.05       8.32         5.49          8.31             84         10.31       8.17         5.49           8.05
    85        11.58       8.47         5.50          8.59             85         10.87       8.35         5.50           8.36
-----------------------------------------------------------------------------------------------------------------------------------

                   OPTION 6 (JOINT AND SURVIVOR LIFE ANNUITY)

------------------------------------------------------------------------------------------
*ADJUSTED                        *ADJUSTED MALE AGE                             *ADJUSTED
 FEMALE  -----------------------------------------------------------------------  FEMALE
  AGE        50        55       60       65       70       75      80      85       AGE
------------------------------------------------------------------------------------------
  50        3.46      3.54     3.60     3.65     3.69     3.71    3.72    3.73      50
  55        3.58      3.70     3.80     3.88     3.94     3.98    4.01    4.03      55
  60        3.68      3.85     4.00     4.13     4.24     4.32    4.37    4.40      60
  65        3.77      3.98     4.20     4.40     4.59     4.73    4.83    4.90      65

  70        3.84      4.09     4.38     4.67     4.96     5.21    5.41    5.55      70
  75        3.89      4.18     4.52     4.92     5.34     5.74    6.10    6.38      75
  80        3.92      4.24     4.63     5.11     5.67     6.26    6.85    7.37      80
  85        3.95      4.28     4.71     5.25     5.93     6.72    7.58    8.45      85
------------------------------------------------------------------------------------------

Information for ages or Annuity Options not shown will be furnished on request.



*"Adjusted Age" is the actual age on the Annuity Date reduced by one year for each 10 full years between January 1, 2000 and the Annuity Date. For example:

       -----------------------------------------------------------
        ANNUITY DATE             ADJUSTED AGE
       -----------------------------------------------------------
        Before 2010              Actual Age
       -----------------------------------------------------------
        2010 to 2019             Subtract 1 year from actual age
       -----------------------------------------------------------
        2020 to 2029             Subtract 2 years from actual age
       -----------------------------------------------------------
        2030 to 2039             Subtract 3 years from actual age
       -----------------------------------------------------------
        2040 to 2049             Subtract 4 years from actual age
       -----------------------------------------------------------

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MLNY-VA-006-13                                                          SPECIMEN